Exhibit 99.1

Iridex Reports First Quarter 2023 Financial Results

MOUNTAIN VIEW, Calif., May 11, 2023 -- Iridex Corporation (Nasdaq: IRIX), a provider of innovative ophthalmic laser-based medical products for the treatment of glaucoma and retinal diseases, today reported financial results for the first quarter ended April 1, 2023.

First Quarter 2023 Highlights

•
Generated total revenue of $13.7 million, an increase of 2% year-over-year
•
Cyclo G6® product family revenue of $3.7 million increased 4% year-over-year
o
61 Cyclo G6 Glaucoma Laser Systems sold, compared to 56 in the prior year period
o
Cyclo G6 probe revenue increased 6% year-over-year on decreased unit sales of 13,800 probes
•
Retina product revenue of $7.2 million was essentially flat year-over-year
•
Received FDA clearance in February for the new single-spot laser platform for the Iridex 532 and Iridex 577 systems
•
Cash and cash equivalents totaled approximately $11.0 million as of April 1, 2023

“In addition to receiving FDA clearance in February for our second key laser platform, we were pleased to achieve 19% year-over-year growth in U.S. G6 probe revenue,” said David Bruce, President and CEO. “Although we experienced a modest decline in year-over-year glaucoma probe unit sales resulting from continued international distributor order volatility after a record fourth quarter, we saw strength in international purchases of glaucoma systems. We remain confident in our activities to drive adoption and utilization of our Cyclo G6 glaucoma treatment platform. By leveraging our Sweep Management software and increasing awareness of effective dosing recommendations, we expect clinicians to experience strong clinical outcomes and consistency, leading to increased utilization throughout the year.”

First Quarter 2023 Financial Results

Revenue for the three months ended April 1, 2023 was $13.7 million compared to $13.4 million during the same period of the prior year. Total product revenue from the Cyclo G6 glaucoma product group was $3.7 million, an increase of 4% compared to the first quarter of 2022, driven by strong probe ASP growth in the U.S. Retina product revenue in the first quarter was $7.2 million compared to $7.3 million in the prior year, a decrease of 1%. Other revenue, which includes royalties, services, and other legacy products, increased 11% to $2.8 million in the first quarter of 2023 compared to the prior year, primarily driven by higher revenue from Other legacy products.

Gross profit for the first quarter of 2023 remained essentially unchanged at $5.9 million or a 43.3% gross margin, compared to $6.0 million, or a 44.6% gross margin, in the same period of the prior year. The lower gross margin was the result of higher production overhead.

Operating expenses for the first quarter of 2023 were flat at $8.3 million for both the first quarter of 2023 and in the same period of the prior year.

Net loss for the first quarter of 2023 was $2.1 million, or $0.13 per share, compared to a net loss of $2.4 million, or $0.15 per share, in the same period of the prior year.

Cash and cash equivalents totaled $11.0 million as of April 1, 2023. Cash use of $2.9 million in the first quarter included items unique to the first quarter and cash usage is expected to decrease significantly in the remaining quarters of 2023 as inventory levels decrease.

Guidance for Full Year 2023

Iridex reiterated its financial outlook for 2023, expecting Cyclo G6 probe sales of 65,000 to 67,000 representing approximately 9% to 12% growth over 2022 and to expand the Cyclo G6 systems installed base by 225 to 250 systems. Total revenue for the full year is expected to be $57 million to $59 million. 2023 total revenue guidance represents growth of approximately 3% to 6% after adjusting for an approximate $1.5 million reduction of Other Revenue royalty income resulting from the expiration of licensed patents.

Webcast and Conference Call Information

Iridex’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET. Investors interested in listening to the conference call may do so by accessing the live and recorded webcast on the “Event Calendar” page of the “Investors” section of the Company’s website at www.iridex.com.

About Iridex

Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning clinical and commercial momentum, market adoption and expansion, demand for and utilization of the Company's products, financial guidance and results and expected sales volumes. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2022. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Philip Taylor

Gilmartin Group

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	April 1,	April 2,
	2023	2022

Total revenues	$13,706	$13,387
Cost of revenues	7,768	7,410
Gross profit	5,938	5,977

Operating expenses:
Research and development	1,749	2,116
Sales and marketing	4,283	4,300
General and administrative	2,250	1,838
Total operating expenses	8,282	8,254

Loss from operations	(2,344)	(2,277)
Other income (expense), net	266	(94)
Loss from operations before provision for income taxes	(2,078)	(2,371)
Provision for income taxes	12	20
Net loss	$(2,090)	$(2,391)

Net loss per share:
Basic	$(0.13)	$(0.15)
Diluted	$(0.13)	$(0.15)

Weighted average shares used in computing net loss per share:
Basic	16,001	15,881
Diluted	16,001	15,881

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	April 1,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$11,048	$13,922
Accounts receivable, net	10,759	9,768
Inventories	11,241	10,608
Prepaid expenses and other current assets	1,650	1,468
Total current assets	34,698	35,766
Property and equipment, net	449	462
Intangible assets, net	1,894	1,977
Goodwill	965	965
Operating lease right-of-use assets, net	1,423	1,665
Other long-term assets	1,551	1,455
Total assets	$40,980	$42,290

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,669	$3,873
Accrued compensation	2,813	2,448
Accrued expenses	2,132	1,548
Other current liabilities	882	968
Accrued warranty	196	168
Deferred revenue	2,424	2,411
Operating lease liabilities	1,046	1,037
Total current liabilities	13,162	12,453

Long-term liabilities:
Accrued warranty	124	106
Deferred revenue	11,312	11,742
Operating lease liabilities	472	732
Other long-term liabilities	26	26
Total liabilities	25,096	25,059

Stockholders' equity:
Common stock	169	169
Additional paid-in capital	87,312	86,802
Accumulated other comprehensive loss	(35)	(24)
Accumulated deficit	(71,562)	(69,716)
Total stockholders' equity	15,884	17,231
Total liabilities and stockholders' equity	$40,980	$42,290